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                                                                    EXHIBIT 99.1

          AMERICAN ORIENTAL BIOENGINEERING ENHANCES BOARD OF DIRECTORS
                          APPOINTS INDEPENDENT DIRECTOR

New York, December 18, 2006 (PR Newswire) -- American Oriental Bioengineering, Inc., (NYSE: AOB), a leading manufacturer and distributor of plant-based pharmaceutical and nutraceutical products in China, announced today that Boqing Zhang has been named to the Company's Board of Directors, and he has been appointed to serve as a member of the Nominating Committee and the Corporate Governance Committee.

Mr. Zhang brings to American Oriental Bioengineering two decades of experience in the Chinese government's regulatory and supervisory divisions. In his recent role as Director of the China Securities Regulatory Commission (CSRC) in the Heilongjiang province, he managed and imposed regulatory compliance for all Heilongjiang-based securities issuances, as well as the supervision of securities trading, investment funds and legal affairs. The CSRC is China's primary regulatory body overseeing the country's financial markets.

"On behalf of American Oriental Bioengineering, we welcome Mr. Zhang to the Board of Directors. We look forward to building upon his extensive background in China's regulatory and financial landscape, which makes him a perfect fit for us as we continue our acquisition strategy," said Tony Liu, Chairman and CEO of AOB.

Mr. Zhang is now a premier consultant in the fields of law and economics, public policy, and business strategy. He also consults and lectures about regulatory issues in the Chinese securities markets, based on his significant experience at the CSRC. Mr. Zhang has served as Director of the Heilongjiang Regulatory Bureau of the CSRC since 1998 and retired from the position in 2005. Prior to this, he spent ten years as a member of the Discipline Inspection Committee in the Department of Supervision of the Heilongjiang Province, and previously was the Vice Principal of Hebei Institute of Mechanical and Electrical Technology, where he taught university courses.

ABOUT AMERICAN ORIENTAL BIOENGINEERING INC.
American Oriental Bioengineering Inc. (AOB) is engaged in the development and production of plant-based pharmaceutical products and plant-based nutraceutical products widely distributed throughout China. For more information, visit http://www.bioaobo.com.
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Contact Information:
Ashley M. Ammon & Bill Zima
Integrated Corporate Relations, Inc.
203 682 8200